Execution Copy sf-5683768.11 TRANSITION AND SEPARATION AGREEMENT This TRANSITION AND SEPARATION AGREEMENT (this “Agreement”) is made, as of the Effective Date (defined below), by and between Karen L. Zaderej (“Executive”) and Axogen Corporation (the “Company”). Executive and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” A. Executive is employed by the Company pursuant to the terms of that certain Amended and Restated Employment Agreement by and between Executive and the Company, dated November 1, 2020 (the “Employment Agreement”); B. Executive has notified the Company’s Board of Directors (the “Board”) of her desire to retire from the Company; C. The Parties agree that Executive will transition out of the Company and her employment with the Company will end as provided in this Agreement; and D. The Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to Executive’s transition out of and separation from the Company. Therefore, the Parties agree as follows: 1. Transition Period. (a) CEO Term. Executive shall remain employed as CEO of the Company from the Effective Date of this Agreement until the first to occur of the following (i) the first anniversary of the Effective Date (the “First Anniversary Date”), (ii) the date the Company’s Board identifies a new CEO, or (iii) the date Executive’s employment is terminated by the Board with or without Substantial Cause (the “CEO Term”). Notwithstanding the foregoing, if Executive’s employment as CEO is terminated by the Board without Substantial Cause prior to March 31, 2024, then Executive will be treated as though the CEO Term had continued through March 31, 2024 for purposes of Executive’s 2023 annual bonus and for purposes of equity award vesting, as contemplated by Section 2(a) of this Agreement. During the CEO Term, Executive shall continue to receive Executive’s base salary in effect as of the date of this Agreement (and such base salary may not be reduced during the CEO Term). Should the Board elect (in its sole discretion) to terminate the CEO Term prior the First Anniversary Date, unless such termination is due to the termination of Executive’s employment for Substantial Cause (as defined below), the Company shall pay Executive a lump sum payment, subject to all applicable deductions and withholdings, equal to the base salary and owed Paid Time Off (PTO) Executive would have earned pursuant to this Section 1(a) between the date the CEO Term is terminated by the Board and the First Anniversary Date; provided that Executive first executes and effectuates a general release of claims in favor of the Company and its affiliates in a form substantially similar to the draft attached as Exhibit A, and such release becomes effective and no longer subject to revocation by Executive within sixty (60) days of the date the CEO Term is terminated. Such lump sum payment shall be paid by the Company no later than the second regularly scheduled Company payroll date following the date such release becomes effective and no longer subject to revocation by Executive. For the avoidance of doubt, if Executive’s employment terminates during the CEO Term due to the election of the Board for Substantial Cause or due to Executive’s voluntary resignation, then Executive shall not be entitled to any further payments under this Section 1(a). At the conclusion of the CEO Term, Executive hereby resigns all board and officer positions Executive holds with the Company and its affiliates and agrees to execute any documentation necessary to effectuate such resignations. During the CEO Term, the parties acknowledge and agree that Executive may serve and be compensated by the applicable company as a director on one (1) other board, provided that Executive complies with ongoing non-competition provision and other restrictive covenant obligations and such service on the other board does not interfere with her duties to the Company. The parties acknowledge

2 sf-5683768.11 that Executive is permitted to take PTO from August 19 to 23, 2024, regardless of whether that timeframe falls during the CEO Term or the Transition Period. (b) Senior Advisor Term. Unless Executive is terminated by the Company for Substantial Cause or resigns from the Company during the CEO Term, from the period beginning upon the end of the CEO Term and ending on the first to occur of the following (i) nine (9) months following the end of the CEO Term (the “Anticipated Advisory End Date”) or (ii) the date Executive’s employment is terminated by the Board with or without Substantial Cause (such period referred to herein as the “Transition Period”). Executive shall continue to perform services to the Company as an employee with the title of a Senior Advisor. During the first six (6) months of the Transition Period, Executive agrees to provide services up to 40 hours per week in exchange for a base salary of $112,500 per month (prorated for partial months), less applicable deductions and withholdings. During any remaining three (3) months of the Transition Period, Executive agrees to provide services up to 20 hours per week in exchange for a salary of $75,000 per month (prorated for partial months), less applicable deductions and withholdings (“Reduced Hours Period”). During the Transition Period, (A) the Board shall determine the extent to which Executive will need to continue to provide services to the Company and, upon reasonable advanced notice, attend the Company’s premises and events and (B) Executive agrees to transfer her role to the successor(s) designated by the Board and work diligently and in good faith with the Board and leadership of the Company to transition her duties and responsibilities and ongoing projects to others at the Company consistent with directives of the Board. The Parties will work in good faith to craft a reasonable and mutually agreeable message to the organization and public disclosures on the transition that furthers a smooth and respectful transition. (i) Executive will be eligible for medical, retirement, and any other employer-sponsored benefits during the first six (6) months of the Transition Period on the same terms as other employees, as governed by the applicable plan documents. For the Reduced Hours Period of the Transition Period, the Company will subsidize the cost of continuation coverage under the Company’s medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act or any similar applicable state law (“COBRA”) at the active employee rate until the earlier of (1) 18 months following the commencement of the Reduced Hours Period, (2) the date Executive becomes eligible for coverage under another employer’s health plan (Executive agrees to promptly notify the Company of any such eligibility), or (3) the date Executive is no longer eligible to continue coverage under COBRA. The Company may discontinue this COBRA benefit if it determines such benefit will result in excise or other taxes or penalties under the Affordable Care Act, the Code, or any other applicable law. Should the Board elect, in its sole discretion, to terminate the Transition Period prior the Anticipated Advisory End Date, unless such termination is due to the termination of Executive’s employment for Substantial Cause, the Company shall pay Executive a lump sum payment, subject to all applicable deductions and withholdings, equal to the base salary Executive would have earned pursuant to this Section 1(b) between the date the Transition Period is terminated by the Board and the Anticipated Advisory End Date; provided that Executive first executes and effectuates a general release of claims in favor of the Company and its affiliates in a form substantially similar to the draft attached as Exhibit A, and such release becomes effective and no longer subject to revocation by Executive within sixty (60) days of the date the Transition Period is terminated. Such lump sum payment shall be paid by the Company no later than the second regularly scheduled Company payroll date following the date such separation agreement becomes effective and no longer subject to revocation by Executive. For the avoidance of doubt, if Executive’s employment terminates prior to the Anticipated Advisory End Date due to the election of the Board for Substantial Cause or due to Executive’s voluntary resignation, then Executive shall not be entitled to any further payments under this Section 1(b). At the conclusion of the Transition Period, Executive hereby resigns from all positions Executive holds with the Company and its affiliates and agrees to execute any documentation necessary to effectuate such resignation. During the Transition Period, the parties acknowledge and agree that Executive may serve and be compensated as a director on other boards, provided that Executive complies with ongoing non-competition provision and other restrictive covenant obligations. During the Reduced Hours Period, the parties acknowledge and agree that Executive may accept other employment and/or may serve in other roles for which Executive is compensated, so long as such employment/roles do not

3 sf-5683768.11 conflict with her ability to perform the duties of the Senior Advisor and provided Executive complies with ongoing non-competition provision and other restrictive covenant obligations. (c) Bonus Entitlements. The Parties agree that, except as expressly set forth in this Agreement and any annual bonus earned by Executive for 2023 in accordance with the terms of any applicable bonus plan, Executive shall not be entitled to receive any other compensation from the Released Parties. Notwithstanding the above, subject to applicable performance criteria, Executive shall be entitled to any annual bonus earned for the calendar year of 2023 as well as any prorated bonus earned in 2024 through the last day of the CEO Term and shall be entitled to payment of both bonuses no matter when the bonuses are paid. Executive shall not be entitled to any bonus, prorated or otherwise, following the end of the CEO Term. (d) Other Agreements. Executive expressly agrees that the arrangements contemplated by this Agreement shall not constitute “Good Reason” for her resignation under the Employment Agreement or otherwise. Except as expressly provided in this Agreement, Executive shall have no right to post-termination compensation or benefits from the Company under the Employment Agreement (including separation or severance payments, change in control benefits, or COBRA reimbursement under Section 4 of the Employment Agreement) or otherwise, and the payments and benefits being offered to Executive under this Agreement are in full accord and satisfaction of any post-termination compensation or benefits from the Company under the Employment Agreement or otherwise. For the avoidance of doubt, Section 4 of the Employment Agreement shall be of no further force or effect, except to the extent defined terms are incorporated herein. (e) D&O Insurance. Executive shall receive coverage under the Company’s directors’ and officers’ insurance in accordance with the terms, conditions and limitations of such insurance policy in effect at the Company from time-to-time. (f) Meaning of Substantial Cause. “Substantial Cause” shall mean the occurrence of any of the following: (i) the commission by Executive of any act of fraud, theft, or embezzlement involving the Company or Axogen Inc. (“Inc.”), (ii) any material breach by Executive of this Agreement, provided that if such breach is reasonably susceptible to cure, the Company shall have first delivered to Executive written notice of the alleged breach, specifying the nature of the breach in detail, and provided, further, that Executive shall have failed to cure such breach within twenty (20) days after receiving such written notice; (iii) any material breach of the surviving provisions of the Employment Agreement (see Section 19 below) or the Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement executed by Executive on November 1, 2020 (the “Restrictive Covenant”) provided that if such breach is reasonably susceptible to cure, the Company shall have first delivered to Executive written notice of the alleged breach, specifying the nature of the breach in detail, and provided, further, that Executive shall have failed to cure such breach within twenty (20) days after receiving such written notice; (iv) Executive’s Death (as defined in the Employment Agreement), (v) Executive’s Permanent Disability (as defined in the Employment Agreement); (vi) a conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude; (vii) a willful and material failure to adhere to the Company’s or Inc.’s corporate codes, policies or procedures which have been adopted in good faith for a valid business purpose as in effect from time to time; or (viii) a material failure to meet reasonable performance standards as defined by the Company or Inc., provided that if such failure is reasonably susceptible to cure, the Company shall have first delivered to Executive written notice of the alleged failure, specifying the nature of the failure in detail, and provided, further, that Executive shall have failed to cure such failure within twenty (20) days after receiving such written notice. 2. Benefits to Executive. In exchange for Executive’s agreements provided herein, and provided that the Company does not terminate Executive for Substantial Cause and Executive continues to comply with the Restrictive Covenant and any other agreement between the Parties, then the Company will provide Executive the following benefits:

4 sf-5683768.11 (a) Equity Awards Vesting. In connection with, and subject to Executive’s compliance with, this Agreement, (x) Executive shall continue to vest in all unvested equity awards granted to Executive (the “Equity Awards”) under the Axogen, Inc. Second Amended and Restated 2019 Long-Term Incentive Plan (the “Equity Plan”) during the CEO Term, (y) Executive will cease vesting in all Equity Awards at the end of the CEO Term, which shall be treated as a Termination of Service (as defined in the Equity Plan) for purposes of all Equity Awards and all equity award agreements between the Company and Executive, and (z) Executive’s Termination of Service will be treated as a qualified retirement for purposes of all equity award agreements under which qualified retirement is contemplated. As provided in Section 1(a) above, if Executive’s employment as CEO is terminated by the Board without Substantial Cause prior to March 31, 2024, then the CEO Term will be treated as ending on March 31, 2024 for purposes of equity award vesting under this Section 2(a). Executive hereby agrees and acknowledges that Executive holds the following Equity Awards, which will be subject to the following treatment, subject to Executive’s compliance with the terms of this Agreement: (i) Restricted Stock Units. As of the date hereof, Executive holds 12,975 unvested restricted stock units granted to Executive on March 16, 2020 (the “2020 RSUs”), 25,000 unvested restricted stock units granted to Executive on March 16, 2021 (the “2021 RSUs”), 169,694 unvested restricted stock units granted to Executive on March 16, 2022 (the “2022 RSUs”), and 112,000 unvested restricted stock units granted to Executive on March 16, 2023 (the “2023 RSUs”). The 2020 RSUs and the 2021 RSUs shall continue to vest, subject to the terms and conditions of the Equity Plan and the applicable award agreements, during the CEO Term, but shall cease vesting and, to the extent unvested, be immediately forfeited for no consideration as of the end of the CEO Term. The 2022 RSUs and the 2023 RSUs shall be eligible for qualified retirement treatment, as contemplated by the applicable equity award agreements, and shall continue to vest following the end of the CEO Term, subject to the terms of the Equity Plan and the applicable award agreements with respect to qualified retirements. (ii) Performance-Based Restricted Stock Units. As of the date hereof, Executive holds 89,467 unvested performance-based restricted stock units granted to Executive on March 16, 2022 (the “2022 PSUs”), and 270,000 unvested performance-based restricted stock units granted to Executive on March 16, 2023 (the “2023 PSUs”). The 2022 PSUs and the 2023 PSUs shall be eligible for qualified retirement treatment, as contemplated by the applicable equity award agreements, and shall continue to vest following the end of the CEO Term, subject to achievement of the applicable performance criteria and the other terms and conditions of the applicable award agreements and the Equity Plan with respect to qualified retirements. (iii) Stock Options. As of the date hereof, Executive holds 10,025 unvested stock options with an exercise price of $8.61 per share granted to Executive on March 16, 2020 (the “2020 Options”), 28,725 unvested stock options with an exercise price of $20.91 per share granted to Executive on March 16, 2021 (the “2021 Options”), 237,889 unvested stock options with an exercise price of $10.25 per share granted to Executive on March 16, 2022 (the “2022 Options”), and 179,000 unvested stock options with an exercise price of $8.27 per share granted to Executive on March 16, 2023 (the “2023 Options”). The 2020 Options and the 2021 Options shall continue to vest, subject to the terms and conditions of the Equity Plan and the applicable award agreements, during the CEO Term, but shall cease vesting and, to the extent unvested, be immediately forfeited for no consideration as of the end of the CEO Term. The 2022 Options and the 2023 Options shall be eligible for qualifying retirement treatment, as contemplated by the applicable equity award agreements, and shall continue to vest following the end of the CEO Term, subject to the terms and conditions of the applicable award agreements and the Equity Plan with respect to qualified retirements. 3. Change in Control. If the Company undergoes a Change in Control (as defined in the Employment Agreement, unless and until a change in control plan is adopted by the Board, in which case such plan definition shall apply to this Agreement) and Executive’s employment is subsequently terminated by the Company without Substantial Cause prior to the end of the CEO Term, then Section 1(b) of this Agreement shall be void ab initio and of no force and effect and Executive will be entitled to a lump sum payment equal

5 sf-5683768.11 to (A) 30 months of Executive’s then most recent base salary, (B) 30 months of Executive’s bonus paid at target levels, and (C) twenty-four (24) months of COBRA reimbursement at the rate the Company pays for active employees (collectively, the “Change in Control Severance Benefits”); provided that Executive first executes and effectuates a separation agreement including general release of claims in favor of the Company and its affiliates in a form substantially similar to the draft attached as Exhibit A, and such release becomes effective and no longer subject to revocation by Executive within sixty (60) days of the date Executive’s employment is terminated. Such lump sum payment shall be paid by the Company no later than the second regularly scheduled Company payroll date following the date such separation agreement becomes effective and no longer subject to revocation by Executive. The Change in Control Severance Benefits shall be in lieu of any post-termination and benefits payments otherwise owed to Executive under this Agreement, the Employment Agreement, or otherwise. Executive acknowledges and agrees that the payments and benefits being offered to Executive herein are in full accord and satisfaction of any change in control payment or benefits from the Company under the Employment Agreement or other plan or policy of the Company. 4. Release by Executive. (a) Executive knowingly and voluntarily (for Executive and Executive’s heirs, executors, administrators and assigns) releases and forever discharges the Company and its respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, shareholders and representatives, and each of any of the preceding persons’ predecessors, successors, and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Executive or any of Executive’s heirs, executors, administrators or assigns, may have from the beginning of time through the date upon which Executive executes this Agreement, including any such Claims: (i) arising out of, or relating to, Executive’s employment with any Released Parties through the date upon which Executive executes (as applicable) this Agreement; (ii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs participate, including, but not limited to, any rights under bonus plans or programs of Released Parties or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iii) arising out of, or relating to, Executive’s termination of employment from any of the Released Parties; or (iv) arising out of, or relating to, Executive’s status as an employee, option holder, or equity holder of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Executive Order Programs; the Equal Pay Act, as amended; Section 1981 of U.S.C. Title 42; Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended, or their federal, state or local counterparts; the Genetic Information Nondiscrimination Act; the Fair Credit Reporting Act; the Uniformed Services Employment and Reemployment Rights Act; the National Labor Relations Act, the Immigration Reform and Control Act; the Lily Ledbetter Fair Pay Act; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all claims Executive may have against the Released Parties up to the date Executive executes this Agreement, except those claims that cannot be waived pursuant to applicable laws.

6 sf-5683768.11 (b) Executive understands that Executive may later discover Claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Section 4 and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts. (c) Nothing in this Section 4 shall release or impair: (i) Executive’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Executive executes this Agreement; (ii) any right that cannot be waived by private agreement under law; (iii) any Claim to vested benefits under the Company’s retirement plans; and (iv) claims for indemnification under the Company’s governing documents; or (v) any claim to enforce the terms of this Agreement. Nothing in this Agreement is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. (d) Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 4 and that Executive further agrees that Executive is not aware of any such right or Claim covered by this Section 4, expressly excluding any matters reported or to be reported to the Securities and Exchange Commission. Executive acknowledges and agrees that the releases set forth in this Section 4 are an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement. 5. Voluntary Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement. Executive is entering into this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Agreement. 6. Consideration and Revocation Period. Executive has twenty-one (21) calendar days to consider this Agreement, although Executive may sign it sooner. Executive is advised to consult with legal counsel prior to signing this Agreement regarding the provisions of the Agreement and Executive has had an opportunity to review and discuss the provisions of this Agreement with legal counsel (or waives such right). Executive is fully aware of and understands the terms and conditions of this Agreement. Executive has seven (7) calendar days after the date on which Executive executes this Agreement to revoke Executive’s consent to the Agreement. Such revocation must be in writing and must be delivered via overnight mail to the addresses listed in the notice provisions of Section 6(g) of the Employment Agreement with a copy to mschulman@mofo.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this Agreement shall be null and void in its entirety. Provided that Executive does not revoke Executive’s execution of this Agreement within such seven (7) day period, the “Effective Date” shall occur on the 8th calendar day after the date on which Executive initially executes it. 7. Restrictive Covenant Agreements. Executive agrees to comply with her obligations under the Restrictive Covenant. Executive’s compliance with the Restrictive Covenant is a material term of this Agreement. In addition, and without limiting any obligation of Executive under the Restrictive Covenant, Executive agrees that while employed by the Company and for two (2) years thereafter, she shall not become employed or engaged by, provide services to, or partner with (whether or not for compensation) Neuraptive, Checkpoint, Integra, MiMedx, or Biocircuit. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of

7 sf-5683768.11 reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. 8. Surrender of Records and all Company Property. As of the end of Executive’s employment by the Company, or at any time as the Company requests, Executive will immediately return to Company, as applicable all Confidential Information (as defined in the Restrictive Covenant) and other tangible property that belongs to the Company or its affiliates in Executive’s possession; such tangible property includes but is not limited to: all keys and security and credit cards; all products, product samples, computers, cellular phones and other electronic devices; and all customer and account files, price lists, product information, training manuals, advertising and promotional materials, handbooks and polices (in physical or electronic format). Executive shall not retain possession of any copies of correspondence, memoranda, reports, notebooks, drawings, photographs notes, research and scientific data, and tangible communications concerning the same, or other documents in any form whatsoever (including information contained in computer memory or any portable storage device (e.g., a “thumb drive”) relating in any way to the Confidential Information obtained by or entrusted to Executive during Executive’s employment) and confirm such return in writing. 9. Non-Disparagement and Messaging. Executive shall not (and shall not cause or encourage any other person or entity to) at any time, directly or indirectly, make, publish or communicate to any person or entity any statement, comment or remark, whether written or oral, which in any way disparages, defames or is negative regarding, or could reasonably be expected to impugn the personal or professional character, reputation or integrity of the Company or any of the other Released Parties, their representatives (including, but not limited to, employees, officers and agents), their customers, clients, suppliers, investors and other associated third parties, or their investments, businesses, business practices, prospects, products or services. The Company will direct the Board and employees on the Executive Team as of the date of this Agreement not to disparage Executive as long as such Executive Team members remain employed by the Company. Nothing in this Agreement shall prohibit or restrict any party or their attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (c) accepting any U.S. Securities and Exchange Commission awards; or (d) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. 10. No Admission of Wrongdoing. Executive agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct. 11. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent that any payment or benefit under this

8 sf-5683768.11 Agreement constitutes “nonqualified deferred compensation” for purposes of Section 409A: (i) any such payment that is payable upon Executive’s “separation from service” and that is scheduled to occur during the first 45 days following the termination of employment shall not be paid until the 60th day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; (ii) if Executive is deemed on the date of termination to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any such payment or benefit of any amounts that constitute “nonqualified deferred compensation” for purposes of Section 409A that would be payable upon Executive’s “separation from service” shall not be paid prior to the earlier of (A) the 6-month anniversary of Executive’s date of termination and (B) the date of Executive’s death (the “Delay Period”) and shall instead be paid in a lump sum immediately upon (and not before) the expiration of the Delay Period to the extent required under Section 409A; (iii) a termination shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless and until such termination is also a “separation from service” within the meaning of Section 409A (which, by definition, includes a separation from any other entity that would be deemed a single employer together with the Company for this purpose under Section 409A), and for purposes of any such provision of this Agreement, references to a “termination”, “termination of employment” or similar terms shall mean “separation from service”; (iv) to the extent any reimbursements or in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (A) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to such reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (v) notwithstanding any other provision of this Agreement to the contrary, in no event shall any such payment be subject to offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the Company’s sole discretion. Notwithstanding any other provision of this Agreement, with respect to payments to be made upon execution of an effective release, if the release considerations and revocation period spans two calendar years, payments will be made in the second of the two calendar years to the extent necessary to avoid adverse taxation under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A. 12. Code Section 280G. (a) If any benefits provided for in this Agreement or otherwise payable to Executive (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable U.S. federal, state, local, and other taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, such reduction shall occur in the manner that results in the greatest economic benefit for Executive, as determined by the Firm (as defined below). If more than one method of reduction shall result in the same economic benefit, the items so reduced shall be reduced pro rata. If deemed necessary for compliance with

9 sf-5683768.11 Section 409A (as defined below), any reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are such “deferred compensation.” To the extent any such payment is to be made over time (e.g., in installments), then the payments shall be reduced in reverse chronological order. In no event shall the Company or any shareholder be liable to Executive for any amounts not paid as a result of the operation of this Section 12. (b) Unless the Company and Executive otherwise agree in writing, the Company will engage a nationally recognized firm of independent public accountants selected by the Company and to which Executive agrees, or such other person or entity to which the parties mutually agree (the “Firm”) to make any determinations required under this Section 12, which determinations will be made in writing by the Firm. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make its determinations under this Section 12. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 12. For purposes of making the calculations required by this Section 12, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. 13. Clawback Policy. All payments and benefits provided by the Company or its affiliates to Executive in connection with her employment with the Company, including payments and benefits provided pursuant to this Agreement or any equity award agreements, will be subject to recoupment in accordance with any clawback policy the Company or its affiliated entities adopted pursuant to the listing standards of any national securities exchange or association on which the Company or its affiliated entities’ securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. 14. Reformation; Savings Clause. If any one or more of the provisions contained in this Agreement is held to be excessively broad in scope or duration, if permitted by applicable law, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent. 15. Governing Law; Jury Trial Waiver. This Agreement, the surviving portions of the Employment Agreement (as set forth in Section 19), and the Restrictive Covenant (notwithstanding anything to the contrary in such agreements) will be governed, construed and interpreted under the laws of the State of Florida, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER.

10 sf-5683768.11 16. Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT, THE SURVIVING PORTIONS OF THE EMPLOYMENT AGREEMENT (as set forth in Section 19), OR THE RESTRICTIVE COVENANT (IRRESPECTIVE OF ANYTHING TO THE CONTRARY IN SUCH AGREEMENTS) SHALL EXCLUSIVELY LIE IN COURTS OF RECORD OF THE STATE OF FLORIDA IN HILLSBOROUGH COUNTY OR THE UNITED STATES DISTRICT COURT, MIDDLE DISTRICT OF FLORIDA, TAMPA DIVISION (AS WELL AS ANY APPELLATE COURTS HAVING JURISDICTION OVER SUCH COURTS). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. 17. Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any Party to this Agreement because that party drafted or caused that Party’s legal representatives to draft any of its provisions. 18. Assignment; Third-Party Beneficiaries. This Agreement is personal to Executive and may not be assigned by Executive. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in Section 4, and it may be enforced by each of them. 19. Entire Agreement; No Oral Modifications; Counterparts. This Agreement sets forth the Parties’ entire agreement with respect to the Executive’s transition out of and separation from the Company and shall supersede, replace, and satisfy any obligations owed to the Executive by the Company and/or its affiliates in all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto (for the avoidance of doubt, any restrictive covenant, confidentiality, and intellectual property restrictions, including those in the Employment Agreement and the option agreements, entered into by Executive remain in effect and all documents associated with Executive’s equity ownership and option grants shall remain in effect). The only portions of the Employment Agreement that survive this Agreement and remain in effect are the following: (i) the definitions explicitly referenced herein, (ii) Section 1 (effective only during the CEO Term and is rendered inapplicable thereafter), Sections 2, 3, 4 (but not the portions addressing employment separation due to Substantial Cause or Good Reason), and 6, and (iii) the Restrictive Covenant. To the extent any terms of the Employment Agreement conflict with the terms of this Agreement, the terms of this Agreement shall govern. This Agreement may not be modified or amended unless mutually agreed to in writing by the Parties. This Agreement may be executed in counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature. [SIGNATURE PAGE FOLLOWS]

Signature Page to Transition and Separation Agreement 11 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the below-indicated dates. COMPANY: By: Dated: EXECUTIVE: Karen L. Zaderej Dated:

12 Exhibit A Form of Release Agreement

ny-2666887.4 EXHIBIT A GENERAL RELEASE Reference is hereby made to that certain Transition and Separation Agreement (“Transition Agreement”), dated as of January [ ], 2024, by and between Axogen Corporation (“Employer”), and Karen L. Zaderej. This General Release (the “General Release”), dated _________, is made by and between Employer and Karen L. Zaderej. In exchange for Employer’s promise to pay me $__________ per the terms of the Transition Agreement, I, Karen L. Zaderej, do hereby release and forever discharge Employer and its parent companies, subsidiaries and affiliates and all of their respective present and former partners, shareholders, members, directors, managers, officers, agents, representatives, attorneys, employees, predecessors, successors and assigns and each of their direct and indirect owners (collectively, the “Released Parties”) to the extent provided below. Terms used but not defined in this General Release shall have the meanings ascribed to them in the Transition Agreement. 1. I understand that my employment with Employer terminated on [DATE] (the “Separation Date”). I further understand that certain payments I am entitled to receive under the Transition Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I also acknowledge and represent that I have received all payments and benefits that I am otherwise entitled to receive (as of the date I execute this General Release) by virtue of my employment with Employer. 2. Except as provided in paragraphs 4, 5 and 11 below, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge Employer and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed that I, my spouse, or any of my heirs, executors, administrators or assigns may have against Employer or any of the other Released Parties, including those which arise out of or are connected with my employment with, or my separation or termination from, Employer (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of Employer; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters); or any claim under the Transition Agreement (all of the foregoing are collectively referred to herein as “Claims”). This is a general release intended to release

2 ny-2666887.4 any and all Claims I may have against the Released Parties as of the date I execute this General Release. 3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by paragraph 2 above. 4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with Employer shall not serve as the basis for any claim or action (including any claim under the Age Discrimination in Employment Act of 1967). 5. Except as provided in this paragraph 5 and in paragraphs 4 and 11, I agree that I am waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right (i) as set forth in paragraphs 4, 5, and 11 or (ii) that cannot be waived under law, including the right to file any Claim for workers’ compensation or unemployment insurance. Nothing in this General Release is intended to prohibit or restrict my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that I hereby waive the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which I am or become entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. 6. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver Employer would not have agreed to the terms of the Transition Agreement. I further agree that in the event I should bring a Claim seeking damages against Employer and/or any other Released Party, or in the event I should seek to recover against Employer and/or any other Released Party in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. 7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by Employer, any Released Party or myself of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties hereto to resolve all issues and other claims related to or arising out of my employment by and termination from Employer.

3 ny-2666887.4 8. I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. 9. Any nondisclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority or any other self-regulatory organization, or any governmental entity. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 10. To the extent my relationship with Employer has ended, I hereby represent and warrant that I have returned to Employer any and all property, tangible or intangible, relating to Employer and its affiliates’ and subsidiaries’ businesses which I possess or have control over as the date hereof, including, but not limited to, all pricing files, information and data, customer and broker files, information and data, profitability, margin, operating, cost and other financial information and data, product formulation, quality assurance, specifications and new product development information and data, applicable passwords, company-provided credit cards, building or office access cards, keys, computer equipment, tablets, cellular telephone(s), iPhones, BlackBerry(s), and other mobile data devices, manuals, files, documents, records, software, data bases and other data. 11. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or claims arising out of any breach by Employer of the Transition Agreement after the date hereof, which are not subject to this General Release. The remaining sentences will only be only applicable if the General Release is being executed in connection with Section 1(a) of the Transition Agreement. Notwithstanding anything in this General Release, this General Release shall not serve as a waiver or release of claims for obligations Employer has pursuant to the Senior Advisor Terms as set forth in Transition Agreement. As set forth in the Transition Agreement, both parties have obligations in regards to the Senior Advisor Term that are not relinquished or waived by this General Release. 12. I hereby acknowledge, agree and reaffirm that the Transition Agreement and Restrictive Covenant (as defined in the Transition Agreement) shall survive the termination of my employment with Employer in accordance with their terms and that I remain bound by all of the provisions of the Transition Agreement and Restrictive Covenant. 13. I acknowledge I have entered into this General Release freely and without coercion, that I have been advised by Employer to consult with counsel of my choice. I understand and acknowledge that within the seven (7)-day period following my execution of this General Release (the

4 ny-2666887.4 “Revocation Period”), I will have the unilateral right to revoke this General Release, and that Employer’s continuing obligations under this General Release and the Transition Agreement will become effective only upon the expiration of the Revocation Period without my revocation hereof. 14. I agree that Employer would suffer irreparable harm if I were to breach, or threaten to breach, any provisions in this General Release and that Employer would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and I further consent and stipulate to the entry of such injunctive relief in such a court prohibiting me from breaching the restrictive covenants provisions in this General Release. Nothing stipulated herein, however, shall diminish the right of Employer to claim and recover damages in addition to injunctive relief. 15. In the event that any one or more of the restrictive covenant provisions of this General Release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining restrictive covenant provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the restrictive covenant provisions contained in this General Release shall be held to be excessively broad as to duration, activity or subject, such restrictive covenant provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law. Furthermore, a determination in any jurisdiction that this General Release, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this General Release in any other jurisdiction. 16. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. 17. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT: 1. I HAVE READ IT CAREFULLY; 2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

5 ny-2666887.4 3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT; 4. I AM ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION; 5. I HAVE BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE (INCLUDING, BUT NOT LIMITED TO, THE [21- / 45-] DAY TIME PERIOD REQUIRED UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT, AS AMENDED) SINCE THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON ____________, 20__ (“CONSIDERATION PERIOD”) AND (A) THE CHANGES MADE TO THIS RELEASE DURING SUCH CONSIDERATION PERIOD EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED CONSIDERATION PERIOD AND (B) MY EXECUTION OF THIS RELEASE PRIOR TO THE EXPIRATION OF THE CONSIDERATION PERIOD SHALL REPRESENT MY KNOWING WAIVER OF SUCH CONSIDERATION PERIOD; 6. I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED; 7. IN ORDER FOR MY REVOCATION OF THE GENERAL RELEASE TO BE EFFECTIVE, NOTICE OF MY REVOCATION MUST BE IN WRITING AND RECEIVED BY EMPLOYER ON OR BEFORE THE SEVENTH DAY AFTER THE EXECUTION OF THIS RELEASE; 8. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND 9. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EMPLOYER AND BY ME. DATE: ____________ __________________________ Karen L. Zaderej